Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-188601, No. 333-212303, No. 333-172256, and No. 333-232015) of Nielsen Holdings plc of our report dated June 25, 2021, appearing in this Annual Report on Form 11-K of The Nielsen Company 401(k) Savings Plan as of December 31, 2020 and 2019 and for the years then ended.

/s/ Mazars USA LLP

June 25, 2021